ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated: April 9, 2007

Index+ Securities

Linked to the Russell 2000® Index

Three Year Maturity  ■  8% Out-Performance  ■  133% Call Level

Indicative Terms & Conditions – April 9, 2007	Offering Period: April 9, 2007 – April 25, 2007

Summary Terms

Issuer	:	Deutsche Bank AG, London Branch (Moody’s Aa3)

Offering	:	Index+ Securities Linked to the Russell 2000® Index (the “Securities”)

Selling Concession	:	2.00% or $20.00 per $1,000 Security face amount

Denominations	:	$1,000 per Security (minimum investment $1,000)

Underlying	:	Russell 2000® Index (Bloomberg: RUT <Index>)

Initial Level	:	Official closing level of the Underlying on the Initial Valuation Date

Final Level	:	Official closing level of the Underlying on the Final Valuation Date

Participation	:	100.00%

Out-Performance Amount	:	8.00%

Call Provision	:	The Issuer has the right to call the Securities in whole, but not in part, at the Call Level at any time after 12 months from the Initial Settlement Date until (and including) the Final Valuation Date by providing notice on the Call Notification Date and payment on the Call Payment Date

Call Level	:	133.00%

Redemption Amount at Maturity	:	Provided the Securities are not previously called by the Issuer, the Securityholder will receive at maturity for each Security: $1000 x ((Final Level / Initial Level) + Out-Performance Amount)

Listing	:	Unlisted – Indicative secondary pricing may be obtained on Bloomberg Page: DBUS <GO> or on the X-markets website at http://www.usxmarkets.db.com

Business Days	:	London and New York (following business day convention)

Form of Security	:	Global, Book-Entry. The Securities will be represented by a single registered global security deposited with The Depository Trust Company

Agents	:	Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas

Discounts and Commissions	:	The Agents will not receive a commission in connection with the sale of the Securities. The Agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Security face amount.

Security Codes	:	CUSIP: 2515A0 CG 6 ISIN: US2515A0CG67

Relevant Dates

Offering Period	:	April 9, 2007 – April 25, 2007 at 2:00 p.m. EST

Initial Valuation Date	:	April 25, 2007

Initial Settlement Date	:	May 1, 2007 (Initial Valuation Date plus four Business Days)

Call Notification Date	:	The Issuer will give Investors five Business Days prior notification of its intent to Call the Securities

Call Payment Date	:	Five Business Days following the Call Notification Date

Final Valuation Date	:	April 27, 2010

Maturity/Final Settlement Date	:	May 3, 2010 (Four Business Days following the Final Valuation Date)

Index+ Securities Linked to the Russell 2000® Index Product Snapshot

Indicative Terms

Structure:

• Underlying:	Russell 2000® Index (Bloomberg: RUT <Index>)
• Maturity:	May 3, 2010 (3 years)
• Participation:	100.00% upside participation, subject to the Call Level
• Out-Performance Amount:	8.00%
• Call Level:	133.00% (callable by the Issuer after one year up to and including the Final Valuation Date)
• Downside Risk:	One-for-one downside participation with 8.00% Out-Performance

Positioning:

•	Equity alternative that facilitates a moderately bullish view on the Underlying.
•	At maturity, Securities will out-perform the Underlying by the Out-Performance Amount, subject to the Call Provision.
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Securities may be called by the Issuer at a price equal to 133.00% of the Denomination and, therefore, investors are likely to forgo participation in the appreciation, if any, of the Underlying above the Call Level.

Best Case Scenario:

•	Investors receive a return on the Securities equal to the index performance plus a 8.00% Out-Performance Amount, subject to the Securities being called at the Call Level (i.e., 133.00%).
•	If called, the uncompounded return is 33% over the three year term of the Securities.

Worst Case Scenario:

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If the Underlying depreciates below the Initial Level, investors in the Securities will participate one-for-one in any such depreciation, but will receive the Out-Performance Amount in excess of the percentage change in the Underlying.

•	Maximum loss at maturity is 92.00% of the initial investment (100% minus the Out-Performance Amount), subject to the credit of the Issuer.

Selected Risk Considerations:

•	Because the Securities are not 100% principal protected, and the return on the Securities is linked to the performance of the Underlying, investors may lose up to 92.00% of their initial investment.
•	Return on the Securities is linked to the value of the Underlying (without taking into consideration the value of dividends paid on the component stocks underlying the index).
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The Securities may be called at the Call Level of 133.00%, and an investor’s return on the Securities, if any, may be less than the return that would have been received on a direct investment in the Underlying or the component securities of the Underlying.

•	An investment in the Securities is subject to the credit of the Issuer.

Investing in the Securities involves a number of risks. See “Selected Risk Factors” on the last page of this product snapshot and “Risk Factors” in the accompanying term sheet.

Hypothetical Scenario Analysis at Maturity:

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Hypothetical scenario analysis contained herein does not reflect the reinvestment of dividends and does not reflect advisory fees, brokerage or other commissions, or any other expenses an investor may incur in connection with the Securities.

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No representation is made that any trading strategy or account will, or is likely to, achieve results similar to those shown. Hypothetical results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis below.

Selected Risk Factors

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS OF UP TO 92% OF YOUR INITIAL INVESTMENT — The Securities do not guarantee any return of your initial investment in excess of $80 per $1,000 Security face amount. The return on the Securities at maturity is linked to the performance of the Russell 2000® Index (the “Index”) and will depend on whether, and the extent to which, the Russell 2000® Index performance is positive or negative.

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THE ISSUER’S RIGHT TO CALL THE SECURITIES PRIOR TO THE MATURITY DATE, IF EXERCISED, WILL LIMIT YOUR RETURN ON THE SECURITIES — Your ability to participate in the appreciation of the Index will be limited if the Issuer exercises its call right at any time after 12 months from the Initial Settlement Date until (and including) the Final Valuation Date. If the Securities are called, the return on each $1,000 Security face amount will be equal to 133%, or $1,330 and will not be determined by reference to the level of the Index.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the Securities prior to maturity. You should be willing and able to hold your Securities to maturity.

•	NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — You will not receive coupon payments on the Securities or have voting rights or rights to receive cash dividends or other distributions.

•	LACK OF LIQUIDITY — There may be little or no secondary market for the Securities. The Securities will not be listed on any securities exchange.

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OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX OR THE MARKET VALUE OF THE SECURITIES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, which could affect the level of the Index or the value of the Securities.

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POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES— In addition to the level of the Index on any day, the value of the Securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

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THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the Securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in term sheet No. 64 related to this offering.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this amended product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 64, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, term sheet No. 64 and this product snapshot if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

The Russell 2000® Index is a trademark of Frank Russell Company (“Frank Russell”) and has been licensed for use by Deutsche Bank AG. The Securities are not sponsored, endorsed, sold or promoted by Frank Russell. Frank Russell makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Frank Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Frank Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Frank Russell’s only relationship to Deutsche Bank AG is the licensing of certain trademarks and trade names of Frank Russell and of the Russell 2000® Index which is determined, composed and calculated by Frank Russell without regard to Deutsche Bank AG or the Securities. Frank Russell is not responsible for and has not reviewed the Securities nor any associated literature or publications and Frank Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Frank Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. Frank Russell has no obligation or liability in connection with the administration, marketing or trading of the Securities.

FRANK RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND FRANK RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FRANK RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. FRANK RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FRANK RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

NOT FDIC/NCUA INSURED / MAY LOSE VALUE / NO BANK GUARANTEE
NOT A DEPOSIT / NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY